Exhibit 10.2

REDACTED COPY
Confidential Treatment Requested(1)

SUPPLY AGREEMENT

among

GALDERMA S.A.

GALDERMA PHARMA S.A.

and

ANIKA THERAPEUTICS, INC.

(1) Redacted portions have been marked with brackets containing asterisks ([***]).  The redacted portions are subject to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

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SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made effective as of June 30, 2006 (“Effective Date”) by and among GALDERMA S.A., a Swiss corporation having its place of business at Zugerstrasse 8, Cham CH-6330, Switzerland (“GALDERMA”), GALDERMA PHARMA S.A., a Swiss corporation having its place of business at Zugerstrasse 8, Cham CH-6330, Switzerland (“PARENT”), for purposes of Article XV only, and ANIKA THERAPEUTICS, INC., a Massachusetts corporation, having its place of business at 160 New Boston Street, Woburn, Massachusetts 01801 (“ANIKA”).  ANIKA and GALDERMA are each referred to by name or as a “Party” or collectively as the “Parties.”

RECITALS

1.             ANIKA develops, manufactures and packages therapeutic products.

2.             GALDERMA distributes and markets therapeutic products.

3.             The Parties are entering into a License and Development Agreement (the “License Agreement”) concurrently herewith, providing for, among other things, an exclusive (except as set forth in Article IV of the License Agreement) license from ANIKA to GALDERMA under the ANIKA Patents to use, promote, sell, offer to sell, and distribute the Licensed Products in the Field in the Territory.

4.             This Agreement will be coterminous with the License Agreement.

5.             GALDERMA desires to have ANIKA manufacture and supply the Licensed Products for GALDERMA pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I - DEFINITIONS

1.1.          Each term not otherwise defined herein shall have the meaning assigned to such term in the License Agreement.

1.2.          For the purpose of this Agreement, the following terms shall have the meanings set forth below:

“Additional Amount” shall have the meaning set forth in Section 5.3.

“Agreement” shall have the meaning set forth in the preamble.

“ANIKA” shall have the meaning set forth in the preamble.

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“Annual Minimum Purchase Commitment” shall have the meaning set forth in Section 5.1.

“Facility” means ANIKA’s manufacturing facility located at 236 West Cummings Park, Woburn, MA  01801, or any other manufacturing facility certified under Applicable Law for the manufacture of the Licensed Products and selected by ANIKA from time to time.

“Forecast” shall have the meaning set forth in Section 4.1.

“GALDERMA” shall have the meaning set forth in the preamble.

“License Agreement” shall have the meaning set forth in the recitals.

“PARENT” shall have the meaning set forth in the preamble.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Purchase Orders” shall have the meaning set forth in Section 4.2.

“Obligations” shall have the meaning set forth in Section 15.1.

“Recall” shall have the meaning set forth in Section 12.4(a).

“Retained Sample” shall have the meaning set forth in Section 11.1(c).

“Sales Territory” means each of North America, South America and the rest of the countries in the Territory.

“Second Source Supplier” shall have the meaning set forth in Section 6.1.

“Shipping Point” shall have the meaning set forth in Section 9.1(b).

ARTICLE II - MANUFACTURE AND SALE

2.1.          Supply of Licensed Products.  Subject to the provisions of this Agreement and the License Agreement, during the Term, ANIKA and its Affiliates shall manufacture and supply GALDERMA in the Territory on an exclusive (except as set forth in the License Agreement or this Agreement) basis with those quantities of the Licensed Products as ordered by GALDERMA pursuant to and in accordance with the terms of this Agreement, and GALDERMA and its Affiliates shall purchase exclusively (except as set forth in the License Agreement or this Agreement) from ANIKA (which includes permitted sublicensees of ANIKA pursuant to Section 2.2) 100% of GALDERMA’s requirements for the Licensed Products to be sold subject to the ordering procedures set forth in Article IV.  ANIKA’s associated responsibilities shall include:

(a)           reception, control and storage of raw materials and work-in process inventory;

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(b)           manufacturing, packaging and storage of the Licensed Products until delivery pursuant to Article IX;

(c)           control and testing of the finished Licensed Products to the extent required by Applicable Law or pursuant to the terms of this Agreement or the License Agreement;

(d)           decision to release batches of the Licensed Products for delivery;

(e)           delivery of the Licensed Products in accordance with Article IX;

(f)            storage of batch records and retention samples to the extent required by Applicable Law or pursuant to the terms of this Agreement or the License Agreement; and

(g)           file maintenance to the extent required by Applicable Law or pursuant to the terms of this Agreement or the License Agreement.

2.2.          Permitted Sublicensees.  Notwithstanding any provision in this Agreement or the License Agreement, ANIKA shall be permitted to sublicense or outsource to Affiliates or Third Parties the manufacturing and supply of the Licensed Products; provided, however, that ANIKA shall be responsible for the compliance by such sublicensees with all applicable terms of this Agreement and the License Agreement and bear all the related costs that ANIKA is obligated to bear under this Agreement and the License Agreement.  ANIKA shall consult with the Steering Committee with respect to the selection by ANIKA of any such Third Party sublicensees, provided that ANIKA’s sole obligation with respect to any comments or observations made by the Steering Committee is to consider such comments or observations in good faith.

2.3.          Compliance with Applicable Law.  ANIKA shall comply in all material respects with all Applicable Laws relating to the manufacture and supply of the Licensed Products being provided hereunder, including, without limitation, those enforced by the United States Food and Drug Administration (including compliance with cGMP) and International Standards Organization Rules 9000 et seq., it being understood by the Parties that, upon delivery of the Licensed Products to the Shipping Point in accordance with Article IX, responsibility for compliance with all Applicable Laws with respect to such delivered Units of Licensed Products shall shift to GALDERMA, and thereafter GALDERMA shall comply in all material respects with all Applicable Laws relating to the storage and distribution of the Licensed Products.

2.4.          ANIKA Marketing Support; Samples.  ANIKA agrees to assist GALDERMA’s commercialization effort by providing Samples at the Price Per Sample set forth on Exhibit A and in such quantities as GALDERMA shall reasonably request and order pursuant to the ordering procedures set forth in Article IV and pay for pursuant to the payment terms provided for in Article III; provided, however, that (i) such quantity of Samples of the Current Licensed Product shall not in the aggregate exceed [****************]; (ii) such quantity of Samples of the Current Licensed Product for each calendar year thereafter shall not exceed the greater of (A) the number of Units in a sampling plan prepared annually by GALDERMA and approved by the Steering Committee or (B) [****************] of the number of Units of Current Licensed Product sold worldwide during such calendar year calculated on a quarterly basis by

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extrapolating the actual number of Units of Current Licensed Product sold worldwide year to date in order to reasonably estimate the number of Units of Current Licensed Product expected to be sold worldwide during such calendar year (taking into account expected sales trends); and (iii) ANIKA is not required to provide Samples with respect to any Sales Territory until at least one Regulatory Approval has been received in one country in such Sales Territory.  GALDERMA agrees that the Samples shall be used solely for marketing purposes in accordance with Applicable Law, and GALDERMA shall not sell, or offer for sale, or otherwise permit its Affiliates or distributors to sell or offer for sale, the Samples.

ARTICLE III - PRICING AND PAYMENT TERMS

3.1.          Pricing.  GALDERMA shall pay ANIKA for the Licensed Products in accordance with the prices set forth in Exhibit A hereto.

3.2.          Payment Terms.

(a)           The Per Unit Price payments shall become due and payable by GALDERMA no later than thirty (30) days after GALDERMA has received an invoice for any Licensed Product.  GALDERMA agrees that receipt of an invoice by facsimile transmission shall be treated as receipt of an original invoice for purposes of this Agreement.  GALDERMA shall make the Per Unit Price payments hereunder to ANIKA within the above referenced thirty (30) day period in accordance with written instructions delivered to GALDERMA by ANIKA from time to time.

(b)           GALDERMA shall keep accurate records in sufficient detail to enable the Per Unit Price payments payable hereunder to be determined.  GALDERMA shall be responsible for all such payments and late payments that are due to ANIKA pursuant to the terms of this Agreement.  Any past due amounts for any overdue payment to either Party pursuant to any provision of this Agreement will be subject to a late fee of one percent (1%) per month, or the highest rate allowed by law, whichever is less, with such interest accrual commencing on the thirtieth (30th) day after the applicable due date.  All costs of enforcing or collecting payment hereunder, including attorneys’ fees and expenses and court costs, shall be paid by the non-prevailing Party.  Breach for non-payment commences on the forty-sixth (46th) day following the due date assuming the invoice is materially accurate; provided, however, that GALDERMA shall promptly notify ANIKA of any material inaccuracies in any ANIKA invoice received by GALDERMA.

ARTICLE IV - FORECASTS; ORDERS

4.1.          No later than ninety (90) days prior to the anticipated date of first delivery of the first Licensed Product, GALDERMA shall provide ANIKA with its initial written forecast of GALDERMA’s anticipated requirements for such Licensed Product by SKU for each of the first twelve (12) months following such date of first delivery (such initial forecast and all future forecasts herein referred to as a “Forecast” or the “Forecasts”); provided, however, that such

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initial Forecast shall not provide for delivery of more than [****************] Units of such Licensed Product per month in the first [****************] of such Forecast without ANIKA’s written consent.  From and after the delivery of the initial Forecast, no later than fifteen (15) days prior to the commencement of each calendar month during the Term, GALDERMA shall provide ANIKA with a revised Forecast by SKU covering each of the following twelve (12) months.  With respect to all Forecasts issued to ANIKA by GALDERMA pursuant to the terms hereof, (i) [****************] of the first and second months, (ii) [****************] of the third and fourth months, and (iii) [****************] of the fifth and sixth months, in each case shall become binding on the Parties on a rolling basis and constitute a firm order for Licensed Products, regardless of receipt by ANIKA of GALDERMA’s actual Purchase Orders, it being understood and agreed that each Forecast shall reflect at least the quantities that are binding on the Parties pursuant to the foregoing thresholds and no more than the maximum quantities contemplated by the first sentence of Section 4.2 below.  For example, if the first Forecast provides for a quantity of [********] Units in the third month of such Forecast, no subsequent Forecast shall provide for a quantity with respect to such month of less than [*****] Units or more than [******] Units.  Each Forecast will indicate the delivery dates for the Licensed Products, and the delivery dates for the first [*******************] will be binding on the Parties as indicated in such Forecast; provided, however, that such delivery dates for the number of Units of Licensed Product forecasted for a month in the then current Forecast must fall within such month, unless the Parties otherwise agree in writing to alternative delivery dates.

4.2.          Subject to the binding commitment incurred pursuant to each Forecast pursuant to Section 4.1, GALDERMA shall place specific binding orders for Licensed Product by the issuance of separate purchase orders to ANIKA, which may be in written or electronic form or by any other means agreed to by the Parties and shall be binding on ANIKA to the extent that such purchase orders [*******************] by SKU by month of the applicable Forecast with respect to the first and second months of such Forecast, [************] by SKU by month of such Forecast with respect to the third and fourth months, and [**********] by SKU by month of such Forecast with respect to the fifth and sixth months (the “Purchase Orders”).  If GALDERMA requests a quantity of Licensed Product that exceeds the binding portion of a given Forecast, the Parties agree in good faith to negotiate additional quantities and associated delivery dates.  The Purchase Orders shall designate the desired SKU’s and quantities of Licensed Products (subject to the requirements of this Section 4.2), delivery dates (subject to the last sentence of Section 4.1) and destinations.  The minimum Purchase Order quantity by SKU shall be [*************] Units.  GALDERMA shall issue written Purchase Orders for Licensed Products to ANIKA at least sixty (60) days prior to the requested delivery dates.

4.3.          In the event that GALDERMA shall fail to place sufficient Purchase Orders to satisfy the binding order commitment incurred pursuant to any Forecast, such Purchase Orders shall be deemed to have been submitted by GALDERMA, and ANIKA shall deliver such Licensed Products to GALDERMA.

4.4.          To the extent of any conflict or inconsistency between this Agreement and any Purchase Order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

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ARTICLE V - PURCHASE COMMITMENTS

5.1.          Exclusive of any Samples and notwithstanding any other provision in this Agreement, but subject to the satisfaction of the Condition Precedent to Commercial Sale in the United States and in at least one or more of the countries in Europe within the Initial Marketing Territory, GALDERMA irrevocably hereby [***************************************
***************************] after the first Date of First Sale, pursuant to the terms of this Agreement and the License Agreement.

5.2.          In each calendar year during the Term commencing with [****************], GALDERMA annually shall purchase the minimum number of Units of Licensed Products that is equal to [****************] of GALDERMA’s annual corporate sales budget for the Licensed Products (which budget shall be prepared on a Sales Territory by Sales Territory basis and in good faith by GALDERMA, is the same budget that GALDERMA will use for internal reporting purposes and has been delivered to ANIKA no later than [****************] of the prior year) for each Sales Territory in which GALDERMA has begun Commercialization by [****************] of such prior year (as to any such Sales Territory, the “Annual Minimum Purchase Commitment”).

5.3.          Upon sixty (60) days’ written notice to GALDERMA, ANIKA shall have the right to terminate all of GALDERMA’s rights and obligations under this Agreement and the License Agreement with respect to any Sales Territory in which GALDERMA fails to meet its calendar year Annual Minimum Purchase Commitment and such failure shall not have been cured in accordance with the provisions of this Section 5.3, and thereafter the definition of Territory shall not include such Sales Territory for all purposes under this Agreement and the License Agreement.

(a)           Notwithstanding the foregoing sentence, ANIKA shall not exercise such termination right with respect to any Sales Territory if:

(i)            prior to the expiration of such sixty (60)-day notice period, GALDERMA indicates in writing its commitment to purchase during the calendar year following the calendar year in which the default occurred, an amount, in addition to the amounts required to be purchased by GALDERMA during such following calendar year pursuant to Article IV, equal to one hundred percent (100%) of the difference in such prior period between the amount necessary to have been purchased for such Sales Territory and the amount actually purchased for such Sales Territory (the “Additional Amount”); provided, however, that if the Additional Amount is not in fact purchased from ANIKA during such calendar year, then ANIKA shall have the full power and authority under this Agreement to exercise the termination right set forth in this Section 5.3 as of the end of such calendar year, upon sixty (60) days’ written notice; provided, further, however, that if within such calendar year, ANIKA cannot manufacture and deliver an additional number of Units of Licensed Product equal to the Additional Amount, then ANIKA shall extend such period by an additional period of time as is

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necessary to permit ANIKA to produce and deliver such number of additional Units of Licensed Product; and

(ii)           the Annual Minimum Purchase Commitment for the Sales Territory at issue for the year following the calendar year in which the default occurred shall be no less than the Annual Minimum Purchase Commitment for such Sales Territory for the prior calendar year; provided, however, that if the market for the Licensed Products in the Sales Territory (taken as a whole) in which GALDERMA failed to meet its calendar year Annual Minimum Purchase Commitment has been adversely impacted by events not primarily caused by GALDERMA or any of its Affiliates (e.g., through the introduction of generic alternatives to the Licensed Products) and such events are materially interfering with the ability of GALDERMA or its Affiliates to sell the Licensed Products in such Sales Territory, then the Annual Minimum Purchase Commitment for the Sales Territory at issue for the year following the calendar year in which such default occurred shall be set by the Steering Committee.

(b)           Without the prior written consent of ANIKA, GALDERMA shall avail itself of the relief provided in Section 5.3(a) only twice per Sales Territory during the Term, but in no event shall such relief be available for consecutive calendar years.

5.4.          The Parties acknowledge and agree that to the extent this Agreement or the License Agreement contemplates relief of GALDERMA’s obligations under this Article V with respect to a given country, such relief shall be granted by means of a proportionate reduction in the Annual Minimum Purchase Commitment with respect to the applicable Sales Territory based on the Net Sales in such country relative to the Net Sales in all other countries in such Sales Territory, in each case during the preceding twelve (12) calendar months.

ARTICLE VI - SECOND SOURCE OF SUPPLY

6.1.          Second Source of Supply.  Upon GALDERMA’s request but provided that worldwide Net Sales for the twelve (12) month period immediately preceding such request exceed [****************], ANIKA within nine (9) months of such request shall develop a plan and budget for a qualified second source of supply capable of supplying Licensed Products (the “Second Source Supplier”) and shall submit such plan and budget to the Steering Committee for its approval.  Such Second Source Supplier shall be under the control of ANIKA and may be an alternative Facility owned by ANIKA or consist of one or more sub contractor relationships with Third Parties established by ANIKA.  If such Second Source Supplier involves a Third Party, ANIKA’s obligation to establish a second source relationship with such Third Party will be subject to such Third Party agreeing in writing to be bound by the terms of a confidentiality and non-disclosure agreement satisfactory to ANIKA.  Upon approval by the Steering Committee of the plan and budget for a Second Source Supplier, GALDERMA shall be responsible for all reasonable and reasonably documented costs and expenses incurred by ANIKA in establishing and maintaining such Second Source Supplier.  If such costs exceed the budget approved by the Steering Committee, then such excess shall be borne by

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(i) GALDERMA, if such excess resulted from a change in the agreed plan requested by GALDERMA or the Steering Committee or requested by ANIKA and agreed to by GALDERMA or (ii) ANIKA, if such excess resulted from any mismanagement of the agreed upon budget.

6.2.          Preparedness for Force Majeure Events.  By [****************], ANIKA will use commercially reasonable efforts to prepare and present to GALDERMA for its review a force majeure preparedness and business continuity plan, the goal of which will be to reduce, to the extent reasonably practicable, disruptions in the supply of Licensed Products by ANIKA to GALDERMA.  ANIKA’s sole obligation with respect to any comments or observations made by GALDERMA pursuant to its review of such plan is to consider such comments and observations in good faith.

ARTICLE VII - SPECIFICATIONS; IMPROVEMENTS

7.1.          Specifications.  ANIKA agrees that it shall manufacture the Licensed Products in accordance with the Specifications.

7.2.          Change in Specifications.

(a)           Either Party shall have the right to request a change to the Specifications during the Term.  In such event, the Party wishing to request a change shall notify the other Party of its request in writing.  If the receiving Party agrees to such request, the Parties shall cooperate with each other to have such change to such Specifications or packaging of the Licensed Product approved by the FDA or other regulatory agency (if necessary).  ANIKA shall not be obligated to make any changes to such Specifications of the Licensed Products requested by GALDERMA, unless such changes are approved by the Steering Committee in accordance with the License Agreement.  In the case of any approved changes to Specifications of the Licensed Products requested by GALDERMA or required by the FDA or other regulatory agency, GALDERMA shall reimburse ANIKA for all ANIKA’s reasonable and reasonably documented costs related to such changes to Specifications, including without limitation costs associated with up to six (6) months (determined by reference to the Forecast then in effect for the Licensed Product at issue) of Licensed Product inventory rendered obsolete by the change in Specifications and any necessary Regulatory Approval costs.

(b)           Any disputes arising from a request for cost-sharing or reimbursement of expenses incurred in connection with a change in Specifications not resolved by the Parties within thirty (30) days shall be referred to the Steering Committee for resolution; and, if not resolved by the Steering Committee, the provisions of Article XVI of the License Agreement shall apply to such dispute.

7.3.          Records.

(a)           ANIKA shall keep complete, accurate and detailed original records pertaining to the manufacture, including quality control, of the Licensed Product.

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GALDERMA shall keep, and will use its reasonable efforts to the extent required by law to cause other GALDERMA Sellers to keep, complete, accurate and detailed original records pertaining to the use, storage, sale, distribution and other disposition of the Licensed Product, including for each lot number of Licensed Product, the quantity shipped and where the lot was shipped, so that, among other things, in the event of a recall, GALDERMA will be able to contact all physicians and/or end users of Licensed Products.  Each party shall keep its respective records for at least five (5) years or for such longer period if and as required by Applicable Law from the date of delivery or receipt, as applicable, of each batch of Licensed Product to which said records pertain.  For validation batches, each Party shall keep the documents throughout the commercial life of the relevant Licensed Products.

(b)           Each Party shall make available such records (including making copies thereof) to the other Party for such lawful purpose as such other Party may reasonably request in writing.

ARTICLE VIII - PACKAGING

8.1.          GALDERMA, with the approval of the Steering Committee, shall have the right to determine the appearance of any labeling and packaging consistent with the approved label used in connection with the Licensed Product in the Territory.

8.2.          GALDERMA shall pay all of the costs associated with the design of the labeling and packaging for the Licensed Product.  In determining the labeling for the Licensed Product, GALDERMA shall have the right to use its corporate and/or trade name(s) and its own trademark(s) and to determine the general design and appearance of said labeling.  ANIKA’s corporate name shall be displayed on Licensed Product packaging.  ANIKA shall be responsible for procurement of the packaging materials and ensuring that the appearance of any labeling and packaging meets the requirements of any approved specifications.

8.3.          Once the initial labeling and packaging has been decided upon and confirmed in writing, ANIKA shall not be required to make subsequent changes to such labeling, including any changes required by any applicable regulator, unless GALDERMA agrees to pay all additional costs associated with the implementing of changes and to pay ANIKA’s reasonable and reasonably documented costs related to such labeling or packaging changes, including without limitation costs associated with up to six (6) months (determined by reference to the Forecast then in effect for the Licensed Product at issue) of packaging inventory rendered obsolete by the change in labeling or packaging.  Notwithstanding the foregoing, if any changes are required to be made to the packaging or labeling as a result of changes requested by ANIKA, ANIKA shall bear the expenses thereof.

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ARTICLE IX - DELIVERY

9.1.          Shipment.

(a)           ANIKA shall deliver the Licensed Products to the Shipping Point and assist in shipping the Licensed Product to GALDERMA or to such other location as designated in writing by GALDERMA and acknowledged by ANIKA by such mode of transportation as GALDERMA shall direct and pursuant to the validated transportation specifications to ensure Licensed Products’ quality (including packaging and temperature).  At the time of such delivery, (i) [*************************************************************
************], and (ii) each Licensed Product with any other shelf life shall have at a minimum eighty percent (80%) of such shelf life remaining.  All charges for packing, handling, hauling, storage, bar coding and transportation to the Shipping Point are included in the Per Unit Price unless otherwise agreed to by the Parties in writing.

(b)           The risk of loss and damage with respect to Licensed Product shall remain with ANIKA through production until Licensed Product is picked-up by GALDERMA’s carrier at ANIKA’s Facility (the “Shipping Point”).  Shipping terms will be Ex Works (EXW) per INCOTERMS 2000.  ANIKA will pack all Licensed Product ordered hereunder in a manner suitable for shipment and sufficient to enable the Licensed Product to withstand the normal effects of shipping, including handling during loading and unloading.  GALDERMA shall be responsible for designating the carrier(s) and negotiating terms for shipment of Licensed Product with ANIKA’s insights and recommendations, and shall be responsible for payment of all transportation charges, shipping insurance, handling, storage, taxes, custom duties and fees and all other charges incident to the storage and movement of the Licensed Products in commerce subsequent to delivery by ANIKA to the Shipping Point.  ANIKA agrees not to direct the shipment of any Licensed Product to GALDERMA or any other location other than as directed by GALDERMA.  In the event any of said charges are paid by ANIKA, with the approval of GALDERMA, ANIKA shall invoice GALDERMA therefor, and GALDERMA shall remit said amount(s) to ANIKA not later than thirty (30) days after the date of invoice.

9.2.          Certificates of Analysis.  At the time of delivery, ANIKA shall provide GALDERMA with a certificate of analysis for each batch of the Licensed Product delivered confirming that each batch of Licensed Product complies with the applicable Specifications, and containing a statement of conformance confirming that each batch of product complies with the cGMP.

ARTICLE X - MANUFACTURING INSPECTIONS

10.1.        Inspection by GALDERMA.  During the Term, GALDERMA retains the right to perform independent quality assurance audits of the Facility where the Licensed Products are manufactured and of the procedures and capabilities relating to the manufacture of the Licensed Product.  Such audits shall include, without limitation, inspection of manufacturing, laboratory and storage facilities, any materials stored for GALDERMA, all equipment and machinery and

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all records relating to such manufacturing.  Such audits shall not unreasonably disrupt the normal operations of ANIKA.  Such audits shall be conducted during normal business hours upon at least twenty (20) Business Days prior written notice and shall be limited to not more than one(1)  visit per year, except in the event of a Recall of the Licensed Product not caused by GALDERMA or governmental action involving the Licensed Product, in which case GALDERMA shall have the right to one (1) additional audit visit per such Recall or governmental action.  Observations and conclusions of such audits will be issued by GALDERMA and discussed with ANIKA, and the Parties may agree upon what, if any, corrective actions will be implemented by ANIKA in response to such observations and conclusions.  ANIKA shall implement any such agreed-to corrective actions as soon as practicable at its expense.  The cost of all such audits shall be borne by GALDERMA.

10.2.        Inspection by ANIKA.  ANIKA shall have the right to visit GALDERMA’s or GALDERMA’s Sellers’ facilities where the Licensed Product is stored or delivered from time to time during the Term to perform a quality audit of GALDERMA’s records concerning storage and distribution (including shipping and handling) of the Licensed Products.  Such audits shall include, without limitation, inspection of distribution and storage facilities, all equipment and machinery and all records relating to such storage and distribution.  Such audits shall not unreasonably disrupt the normal operations of GALDERMA.  Such audits shall be conducted during normal business hours upon at least twenty (20) Business Days prior written notice and shall be limited to not more than one (1) visit per year, except in the event of a Recall of the Licensed Product not caused by ANIKA or governmental action involving the Licensed Product, in which case ANIKA shall have the right to one (1) additional audit visit per such Recall.  Observations and conclusions of such audits will be issued by ANIKA and discussed with GALDERMA, and the Parties may agree upon what, if any, corrective actions will be implemented by GALDERMA in response to such observations and conclusions.  GALDERMA shall implement any such agreed-to corrective actions as soon as practicable at its expense.  The cost of all such audits shall be borne by ANIKA.

10.3.        Governmental Inspection.  ANIKA hereby agrees to notify GALDERMA promptly of any inspection of the Facility where the Licensed Products are manufactured or any manufacturing process or procedures relating to the Licensed Product by any relevant governmental authority to the extent that such inspection pertains to the Licensed Products and ANIKA has sufficient advance notice thereof.  ANIKA shall promptly, and in any event within ten (10) Business Days, provide GALDERMA with a copy of any correspondence or documents issued by the relevant governmental authority relating to the inspection promptly after such correspondence or documents have been received by ANIKA.  ANIKA agrees to implement reasonable compliance requests pertaining to the Licensed Products as directed by any governmental authority.

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ARTICLE XI - PRODUCT INSPECTION; NON-CONFORMING PRODUCT

11.1.        Licensed Product Inspection.

(a)           GALDERMA shall promptly upon receipt inspect all shipments of the Licensed Product.

(b)           In the event that GALDERMA reasonably believes that any portion of the Licensed Product delivered to GALDERMA by ANIKA fails to conform with any Specification, GALDERMA may reject all or a portion of the same by giving written notice to ANIKA within thirty (30) days of GALDERMA’s receipt of the Licensed Product and may not so reject after thirty (30) days from GALDERMA’s receipt of the Licensed Product.  Such notice shall evidence GALDERMA’s claims of nonconformity of the Licensed Product with an analysis of the allegedly nonconforming Licensed Product that shall have been prepared by GALDERMA or its agent.  Such report shall be accompanied with a copy of the records pertaining to such testing and a sample of the Licensed Product from the batch analyzed.  If the non-conformity is due to damage to the Licensed Product caused subsequent to ANIKA’s delivery to a common carrier at ANIKA’s Shipping Point, ANIKA shall have no liability to GALDERMA with respect thereto.

(c)           If, after its own analysis of a sample stored by ANIKA from such lot of the Licensed Product (which such sample ANIKA is required to retain) (the “Retained Sample”), ANIKA confirms such nonconformity, ANIKA shall, at GALDERMA’s election (which election shall be communicated in writing to ANIKA no later than ten (10) Business Days after GALDERMA’s rejection of such Licensed Product pursuant to Section 11.1(b)), either replace the nonconforming Licensed Product with a conforming Licensed Product as soon as reasonably practicable at ANIKA’s expense or refund to GALDERMA the entire Per Unit Price therefor; provided, however, that, if GALDERMA elects to have ANIKA replace such nonconforming Licensed Products, then upon all such occurrences ANIKA shall be obligated to use no more than commercially reasonable efforts to replace such nonconforming Licensed Products.  Except as set forth in Section 13.2(a) of the License Agreement, the foregoing, and the rights under this Article XI, shall be GALDERMA’s sole and exclusive remedy with respect to such nonconformity, unless this Agreement and the License Agreement are terminated pursuant to Section 13.2(a), in which case GALDERMA shall be entitled to all available remedies in respect of any breach of this Agreement or the License Agreement.  The nonconforming Licensed Product shall either be returned to ANIKA, at ANIKA’s request, or destroyed by GALDERMA, in each case at ANIKA’s expense.

(d)           If, after ANIKA’s own analysis, ANIKA does not confirm such non-conformance to the Specifications or whether the Retained Sample of the Licensed Product has such a defect, either Party may deliver the Licensed Product to an independent Third-Party laboratory, mutually and reasonably acceptable to both Parties, for analytical testing to confirm the Retained Sample of the Licensed Product’s conformance to the Specifications or the presence or absence of defects.  All costs

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associated with such Third-Party testing shall be at GALDERMA’s expense unless the tested Retained Sample of the Licensed Product is deemed by such Third-Party to be materially defective or not in compliance with the Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be paid by ANIKA.

(e)           Except as provided in Section 11.1(b), no inspection or testing of or payment for Licensed Product by GALDERMA or any Third-Party agent of GALDERMA shall constitute acceptance by GALDERMA thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of ANIKA for testing, inspection and quality control as provided in the Specifications or under applicable local, state, or federal laws, rules, regulations, standards, codes or statutes.  In the event that any such shipment or batch thereof is ultimately agreed or found to meet the Specifications, GALDERMA shall retain such shipment or batch, and all the terms and conditions of this Agreement and the License Agreement shall continue to apply to such Licensed Product.

ARTICLE XII - CORRECTIVE ACTION

12.1.        Reportable Events.  ANIKA shall be responsible for notifying all applicable regulatory authorities of reportable events (including without limitation complaints) involving the Licensed Product for which ANIKA receives written notification, as required by Applicable Law.  GALDERMA shall notify ANIKA of potentially reportable events promptly but in no event later than twenty-four (24) hours after it receives notice of such event.  In addition, all such notices shall be consistent with the requirements of law in the applicable jurisdictions.

12.2.        Licensed Product Complaints.  The Parties shall determine which Party shall be responsible for complaint investigation by reference to their respective responsibilities under Applicable Law.  Each Party shall promptly communicate to the other Party by facsimile, telephone or email (and confirm any such telephone communication as instructed at the time) any complaint received in respect of the Licensed Product in the configuration supplied by the other Party.  To the extent applicable or known by the notifying Party, each notification of a complaint shall contain, but not be limited to, the lot number, dosage size, expiration date, indication for actual use, description of circumstances involved in the failure of the Unit(s) in question, and any other pertinent information available at that time to the Party that receives such complaint.  The Parties shall reasonably cooperate to address the complaint, including providing access to employees with knowledge of facts pertinent to such complaint and making available all relevant documentation.  For avoidance of doubt and notwithstanding the foregoing, nothing in this Section 12.2 is intended to shift between the Parties responsibilities under Applicable Law concerning complaints related to Licensed Products.

12.3.        Safety or Efficacy Concerns.  Each Party agrees to notify the other Party as soon as practicable of any information of which it becomes aware which relates to the safety or efficacy claims of the Licensed Product.  Upon receipt of any such information, the Parties shall consult with each other in an effort to arrive at a mutually agreeable course of action that is consistent with the obligations of the Parties under this Agreement and consistent with Applicable Laws.

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12.4.        Licensed Product Recalls.

(a)           If (x) the Licensed Product is subjected to a recall by any governmental agency or (y) either Party, after notification to, and good faith consultation in an emergency meeting of the Steering Committee with, the other Party (including, if requested by either Party, in one or more face-to-face meetings), elects to make a Licensed Product recall, withdrawal or corrective action (collectively, the “Recall”), the expense of such Recall shall be borne as follows:

(i)            If (i) it is established that the Licensed Product was nonconforming pursuant to Article XI upon delivery by ANIKA to a common carrier at ANIKA’s Shipping Point, or (ii) such Recall arises from any breach by ANIKA of the provisions of this Agreement, then ANIKA, subject to Article XIV of the License Agreement, shall hold GALDERMA harmless and shall bear all expenses related to the Recall, including the replacement of the recalled or withdrawn Licensed Product, which shall be replaced as soon as reasonably practicable.

(ii)           If such Recall arises as a result of actions or omissions on the part of GALDERMA Sellers, or from any breach by GALDERMA Sellers of the provisions of this Agreement, then GALDERMA, subject to Article XIV of the License Agreement, shall hold ANIKA harmless and shall bear all costs and expenses in connection with such Recall.

(b)           If either Party elects to make a Licensed Product Recall, the other Party shall reasonably cooperate in good faith with the electing Party to effect such Recall.  Upon any Recall due to safety concerns (unless such Recall arises under the circumstances described in Section 12.4(a)(ii)), GALDERMA shall be relieved of its obligations under Section 12.1(j) of the License Agreement and Article V hereof during the continuation of such Recall solely for the country in which such Recall was effected, provided such Recall materially interferes with GALDERMA’s ability to sell the Licensed Products in such country.  If such safety concern, which (for the avoidance of doubt) excludes concerns arising under the circumstances described in Section 12.4(a)(ii), has a material adverse effect on aggregate Net Sales of the Licensed Products in any Sales Territory (taken as a whole), GALDERMA shall have the further right to terminate all of its rights and obligations under this Agreement and the Supply Agreement with respect to such Sales Territory so that thereafter the definition of Territory shall not include such Sales Territory for all purposes under this Agreement and the Supply Agreement.

ARTICLE XIII - INSURANCE

13.1.        Each Party agrees to procure and maintain in full force and effect during the Term valid and collectible insurance policies in connection with its activities as contemplated hereby, which policies shall be in compliance with Exhibit B attached hereto, provided that GALDERMA  shall procure such insurance with respect to the United States as promptly as practicable (and in any event within two (2) months following the Effective Date).  Upon the

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other Party’s request, each Party shall provide the other with a certificate of coverage or other written evidence reasonably satisfactory to the requesting Party of such insurance coverage.

ARTICLE XIV - COORDINATION WITH LICENSE AGREEMENT

14.1.        Article VII (Publication; Transfer of Data; Confidentiality; Cooperation), Article X (Representations and Warranties), Article XIII (Term and Termination), Article XIV (Indemnification), Article XVI (Dispute Resolution) and Article XVII (Miscellaneous) of the License Agreement are incorporated into this Agreement by reference to such articles.  For avoidance of doubt, the incorporation of Article XIII (Term and Termination) of the License Agreement into this Agreement by reference means that this Agreement is coterminous with the License Agreement.

ARTICLE XV - GUARANTY

15.1.        PARENT irrevocably guarantees the full and timely performance by GALDERMA, and each of its successors and assigns that are Affiliates of PARENT, of all its obligations under this Agreement, as now or hereafter amended, restated, supplemented or otherwise modified from time to time, in favor of ANIKA and each of its successors and assigns, and hereby undertakes that if GALDERMA, or its successors or assigns, shall in any respect fail to perform and observe all of the terms, provisions, conditions and stipulations of this Agreement (the “Obligations”), PARENT shall perform or have performed all such Obligations as required by this Agreement without any requirement that ANIKA first proceed against GALDERMA or resort to any other means to collect or receive the benefit of the Obligations.  Claims hereunder may be made on one or more occasion.  The obligations of PARENT under this Article XV shall be primary, absolute and unconditional obligations of PARENT and shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense based upon any claim PARENT may have against GALDERMA.

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1.1.          IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

GALDERMA S.A.		ANIKA THERAPEUTICS, INC.

By:	/s/ Humberto C. Antunes	By:	Charles H. Sherwood
	Name: Humberto C. Antunes		Name: Charles H. Sherwood, Ph.D
	Title: President and CEO		Title: President and CEO

GALDERMA PHARMA S.A.
(with respect to Article 15 only)

By:	/s/ Humberto C. Antunes
Name: Humberto C. Antunes
Title: President and CEO

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EXHIBIT A

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A-1

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EXHIBIT B

Insurance Requirements

Each Party shall procure and maintain, at all times, and at its own expense, until final completion of the work covered by this Agreement, and during the time period following termination if either Party is required to return or perform additional work, for any reason whatsoever, the types of insurance(s) specified below.

A.            Commercial General Liability

Coverage on a Commercial General Liability Occurrence Coverage Form (or equivalent) with limits of not less than $1,000,000 for each occurrence, $5,000,000 products/completed operations aggregate, $1,000,000 personal injury/advertising injury aggregate and $2,000,000 general aggregate.  Each Party will endeavor to inform the other Party of any exclusions or amendments to the policy form which would result in direct impact to such other Party.  Each Party’s policy shall be specifically endorsed to include the other Party, its subsidiaries, and its directors, officers and employees, as an Additional Insured, as respects negligence caused by the first Party as a result of this Agreement.  Each Party shall supply the other Party with proof of the above insurance and a copy of the policy(ies) as promptly as practicable after the signing of this Agreement, but a Party’s failure to demand such proof or forms shall not waive such Party’s rights to such coverage as specified herein.

B.            Excess Liability

Umbrella Liability coverage with a limit of liability no less than $5,000,000 each occurrence, $5,000,000 aggregate.

B-1